Exhibit 2(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

MCI INCOME FUND VII, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is effective as of August 26, 2022 (the “Effective Date”), between and among Megatel Capital Investment, LLC, a Delaware limited liability company (the “Manager”) and MCI Holdings, LLC, a Delaware limited liability company (the “Initial Member”), on the terms and conditions below. All capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in Appendix I.

RECITALS

By execution of this Agreement, pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18- 101, et seq„ as amended from time to time (the “Act”), the Manager and the Initial Member hereby agree as follows:

SECTION I
THE COMPANY

1.1       Formation. The Company has been organized as a limited liability company under and pursuant to the provisions of the Act by the filing of the certificate of formation of the Company (as amended from time to time, the “Certificate”) with the office of the Secretary of State of Delaware, State of Delaware on August 26, 2022. The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company. The rights and liabilities of the holders of membership interests (the “Members”) shall be as provided under the Act, the Certificate, and this Agreement.

1.2       Name. The name of the Company is “MCI Income Fund VII, LLC,” and all business of the Company shall be conducted in such name. The Manager of the Company may change the name of the Company upon notice to the Members.

1.3       Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

1.4       Powers. In furtherance of the foregoing, but not as a limitation thereon, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 1.3, including, but not limited to, the power to:

(a)	conduct its business, carry on its operations, and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district, or possession of the United States, or in any foreign country that may be necessary, convenient, or incidental to the accomplishment of the purpose of the Company;

(b)	engage in a private offering of securities pursuant to an offering circular, including the issuance of senior secured bonds;

(c)	fund loans to or equity investments in Megatel, on such terms and conditions as the Manager determines, in its sole discretion,

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(d)	enter into an escrow or depository agreement providing for the escrow and/or deposit of proceeds raised from an offering of securities;

(e)	enter into a managing broker-dealer agreement by and between the Company and a FINRA-registered broker-dealer in connection with an offering of securities;

(f)	acquire, operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(g)	act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(h)	take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(i)	purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use, and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as guarantors thereof and to exercise the rights and perform the duties created thereby), and other entities or individuals, or direct or indirect obligations of the United States or any foreign country or of any government, state, territory, governmental district, or municipality or of any instrumentality of any of them;

(j)	sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(k)	pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(l)	indemnify any person or entity and to obtain any and all types of insurance;

(m)	lend money for any proper purpose, invest and reinvest its funds, and take and hold real and personal property for the payment of funds so loaned or invested;

(n)	invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(o)	prepay in whole or in part, refinance, recast, increase, modify, or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals, or modifications of any mortgage or security agreement securing such indebtedness;

(p)	enter into, perform, and carry out contracts of any kind, including, without limitation, contracts with Affiliates, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(q)	make, execute, acknowledge, and file any and all documents or instruments necessary, convenient, or incidental to the accomplishment of the purpose of the Company;

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(r)	employ or otherwise engage employees, guarantors, contractors, advisors, attorneys, and consultants and pay reasonable compensation for such services;

(s)	enter into partnerships, limited liability companies, trusts, associations, corporations, or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(t)	do such other things and engage in such other activities related to the foregoing as may be necessary, convenient, or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act;

(u)	Notwithstanding the foregoing, the Company shall not be permitted to borrow money or issue evidences of indebtedness; except that the Company reserves the right, in its sole and absolute discretion, to borrow money from, and/or issue evidences of indebtedness to, affiliates of the Company provided that such incurrence of indebtedness be interest free and without other cost or expense beyond principal, for the life of the loan. The Company shall not be permitted to secure any Company indebtedness by mortgage, pledge, or other lien on the assets of the Company.

1.5       Registered Office; Registered Agent; Principal Place of Business.

(a)                    The registered office of the Company required by the Act to be maintained in the State of Delaware is the initial registered office named in the Certificate or such other office (which need not be the place of business of the Company) as the Manager may designate from time to time in the manner provided by the Act.

(b)                    The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons (a “Person” being an individual, partnership, limited liability company, corporation, trust, estate, association, nominee or other entity) as the Manager may designate in the manner provided by the Act.

(c)                    The principal place of business of the Company is at 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201. The Manager may change the principal place of business of the Company to any other place within or outside of the State of Delaware upon notice to the Members, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Manager may designate from time to time.

1.6       Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue perpetually until it is dissolved and liquidated in accordance with Section XI of this Agreement.

1.7       Title to Property. All real and personal property acquired by the Company, including cash, and any improvements thereon, and both tangible and intangible property (“Property”) shall be owned by the Company as an entity, and at all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member. No Member shall have any ownership interest in the Company’s Property in its individual name (notwithstanding each Member’s limited liability company interest in the Company, which shall be the personal property of each Member for all purposes).

1.8       Required Filings. The Manager shall execute, acknowledge, file, record, and/or publish such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

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SECTION II

INTERESTS, CAPITALIZATION AND FINANCING

2.1       Interests. The limited liability company interests in the Company shall consist of a class of common limited liability company interests (the “Common Interests” or the “Interests”). Each owner of one or more Common Interests shall be referred to herein as a “Common Member,” or the “Members,” and each, a “Member.” The Interests will not be evidenced by certificates unless otherwise determined by the Manager in its sole discretion. The aggregate number of Interests that the Company shall have authority to issue shall be One Hundred (100), of which One Hundred (100) shall be Common Interests.

2.2       Initial Member Capital Contribution for Common Interests. The Initial Member shall contribute the sum of $100.00 in cash to the Company as of the Effective Date and shall receive 100 Common Interests therefor.

2.3       Admission of a Member. To the extent required by law, the Manager shall amend this Agreement and take such other action as the Manager deems necessary or appropriate promptly after receipt of the Members’ Capital Contributions to reflect the admission of those Persons as Members of the Company.

2.4       Liabilities of Members. Except as specifically provided in this Agreement or as required by law, neither the Manager nor any Member shall be required to make any additional Capital Contributions to the Company, and no Manager or Member shall be liable for the expenses, liabilities or any other obligations of the Company solely by reason of being a Manager or Member of the Company, nor shall the Manager or the Members be required to lend any funds to the Company or to repay to the Company, any Member, any creditor of the Company or any other Person, any portion of, or all of, any deficit balance in a Member’s Capital Account. For the avoidance of doubt, the Manager has no authority to bind the Members to any agreement that would preempt the foregoing limitation on liabilities, whether acting through a power of attorney as granted to the Manager in each Member’s Subscription Agreement, or otherwise.

2.5       Third Party Beneficiaries. The parties to this Agreement shall be entitled to all of the privileges, benefits, and rights contained herein; no other party shall be a third-party beneficiary or have any rights hereunder or be able to enforce any provision contained herein.

SECTION III
ALLOCATIONS

3.1       Profits and Losses.

(a)               Profits. After giving effect to the special allocations set forth in Sections 3.2 and 3.3, Profits for any Allocation Year shall be allocated to the Members in proportion to their Membership Percentages.

(b)               Losses. After giving effect to the special allocations set forth in Sections 3.2 and 3.3 and subject to Sections 3.4 and 3.5, Losses for any Allocation Year shall be allocated to the Members in proportion to their Membership Percentages.

3.2       Special Allocations and Section 754 Adjustments.

(a)                Certain Special Allocations. Notwithstanding Section 3.1(a) and Section 3.1(b), special allocations of Profits, Losses, or specific items of income, gain, loss or deduction may be specially allocated for any Allocation Year as follows:

(i)       Minimum Gain Chargeback. The Company shall allocate items of income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

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(ii)       Member Minimum Gain. Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704--2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(iii)       Qualified Income Offset. The Company shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirements within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

(b)               Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year (or other applicable period) shall be specially allocated pro rata among the Members, based upon their respective Membership Percentages except to the extent that the Code and Regulations require that such deductions be allocated in some other manner.

(c)                Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(d)               Allocations Relating to Taxable Admission of Additional Members/Issuance of Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the admission of additional Members to the Company and/or the issuance of Interests (“Issuance Items”) shall be allocated among the Members so that, to the maximum extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(e)                Compliance with Code. It is the intent of the Members that allocations (including allocations on liquidation) of income, gain and loss (or items thereof) of the Company shall be made in a manner which complies with provisions of Section 704(b) of the Code and the Regulations thereunder and which reflects the Members’ interests in the Company as determined under Regulations Section 1.704-1(b)(3). In furtherance of the foregoing, the Manager is authorized and directed to allocate income, gain, loss or deduction in a manner which is inconsistent with this Section III to the extent necessary to comply with Section 704(b) of the Code and the Regulations thereunder; provided that such allocations shall be made, to the extent possible, to reflect the economics set forth in the distribution provisions of Sections 4 and 11.2.

(f)                Maintenance of Capital Accounts. The provisions of this Agreement relating to the maintenance of Aggregate Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations; provided, however, that the Gross Asset Value of each asset shall be computed in accordance with the definition of “Gross Asset Value” in Appendix I. In the event the Manager shall determine that it is prudent to modify the manner in which the Aggregate Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed hereunder. The Manager shall also have the authority to make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

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3.3       Curative Allocations. The Manager shall have the right and obligation to adjust the allocations of Profits and Losses to reflect the intended economics of the Company. The allocations set forth in Sections 3.2(a), 3.2(b) 3.2(c) and 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.3. Therefore, notwithstanding any other provision of this Section III (other than the Regulatory Allocations), the Manager in good faith shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Aggregate Capital Account balance is, to the extent and as quickly as possible, equal to the Aggregate Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1 and 3.2 To the extent possible, the offsetting special allocations made to a Member pursuant to the preceding sentence shall be made to the separate Capital Account balances of such Member in such proportions as will cause such separate Capital Account balances to be the same as if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 3.1.

3.4       Loss Limitation. Losses allocated pursuant to Section 3.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.1 hereof, the limitation set forth in this Section 3.4 shall be applied on a Member-by-Member basis, and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Aggregate Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.5       Other Allocation Rules.

(a)                    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(b)                    The Members are aware of the income tax consequences of the allocations made by this Section III and hereby agree to be bound by the provisions of this Section III in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

(c)                    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Member’s interests in Company Profits are in proportion to their respective Membership Percentages on the date with respect to which such determination is being made.

(d)                    Tax credits and any other items other than Profits and Losses that are not otherwise expressly provided for herein shall be allocated to the Members in proportion to their respective Membership Percentages on the date with respect to which such determination is being made.

(e)                    To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

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SECTION IV
DISTRIBUTIONS

4.1       Distributions.

(a)                    The Manager shall cause the Company to distribute, at least monthly, 100% of the Company’s Distributable Cash to the Common Members in proportion to the Common Capital Account of each Common Member.

(b)                    The Manager shall have sole discretion to determine the amounts available as Distributable Cash, which shall be net of, among other items, Reserves and expenses. The Members acknowledge that expenses of the Company and its Affiliates shall be paid or provided for before the determination of Distributable Cash available to be distributed hereunder, and it is the Manager’s intention to allocate such expenses fairly between the Company and its Affiliates in which the Company has an interest. The Manager shall, in its discretion, periodically review any Reserves created for the payment of anticipated Company fees and expenses, commitments, clawbacks or other legal obligations and release any excess amounts in such Reserves for distribution in accordance with this Section IV. Distributions made to any Member during a fiscal year shall be considered drawings of money against their distributive shares of income for purposes of Regulations Section 1.731-1(a)(1)(ii).

4.1       Withholding Obligations.

(a)                    If the Company is required (as determined in good faith by the Manager) to make a payment with respect to any Member to discharge any legal obligation of the Company or the Manager to make payments to any governmental authority with respect to any federal, foreign, state or local tax liability of such Member arising as a result of such Member’s Interests in the Company (a “Tax Payment”), then, notwithstanding any other provision of this Agreement to the contrary, the amount of any such Tax Payment shall be deemed to be a loan by the Company to such Member, which loan shall bear interest at the Prime Rate and be payable upon demand or by offset to any distribution which otherwise would be made to such Member.

(b)                    If and to the extent the Company is required to make any Tax Payment with respect to any Member, or elects to make payment on any loan described in Section 4.2(a) by offset to a distribution to a Member, either (i) such Member’s proportionate share of such distribution shall be reduced by the amount of such Tax Payment, or (ii) such Member shall pay to the Company prior to such distribution an amount of cash equal to such Tax Payment.

(c)                    The Manager shall be entitled to hold back any distribution to any Member to the extent the Manager believes in good faith that a Tax Payment will be required with respect to such Member in the future and the Manager believes that there will not be sufficient subsequent distributions to make such Tax Payment.

SECTION V
MANAGEMENT

5.1       General. The business and affairs of the Company shall be managed solely by the Manager. Except as otherwise set forth in this Agreement, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and all Property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. No Member (with the exception of the Manager, in the event the Manager becomes a Member) shall have the authority or power to act for, or on behalf of, the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company.

5.2       Exclusive Management by Manager. Except as may otherwise be expressly provided in this Agreement, the Manager shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. Except as otherwise provided herein, no non-Manager shall have the right to vote on or consent to any action by the Company or the Manager. Except as required in this Agreement or the Act, the Manager shall possess all power, on behalf of the Company, to do or authorize the Company (or to direct the officers of the Company, if any, on behalf of the Company), to do all things necessary or convenient to carry out the business and affairs of the Company. Without limiting the generality of the foregoing, the Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, and may sign all checks, drafts and other instruments obligating the Company to pay money and may sign contracts and other obligations on behalf of the Company. Notwithstanding anything to the contrary herein, this Agreement shall not in any way limit any rights of any employee under any employment or similar agreement with the Company.

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5.3       Compensation. For the services rendered by it in its capacity as a Manager under this Agreement, the Manager shall receive such compensation, if any, as set forth herein. Any compensation paid to a Member will be deemed for all purposes as a guaranteed payment under Section 707(c) of the Code.

5.4       Other Business.

(a)                    The Manager is not obligated to devote all of its time or business efforts to the affairs of the Company but shall comply with the terms of the governing documents of the Company and any other entity or organization applicable thereto. The Manager shall devote to the Company whatever time, effort, and skill that the Manager deems appropriate to carry out the duties of the Manager set forth herein or for the operation of the Company.

(b)                    Subject to Section 5.4(c), the Manager may engage or invest, independently or with others, directly or indirectly, in any business activity and may purchase, sell, hold, or otherwise deal with any securities or real estate opportunities for the account of any such other business, for its own accounts or for others. Neither the Company nor the Members shall have any rights in or to such independent ventures or activities or the income or profits therefrom by virtue of this Agreement.

(c)                    For the duration of the Company, the Manager shall not form, sponsor, or act (other than through the Company), directly or indirectly, as general partner of any pooled investment entity that meets the Company’s investment criteria, unless such entity is formed solely for the purpose of holding the investments of the Person who controls the Manager or the investments of any members of such Person’s extended family.

5.5       Appointment of Officers.

(a)                 The Manager shall have the right to appoint officers of the Company to assist with the day-to-day management of the business and affairs of the Company. Such officers may include a president, one or more vice presidents, a chief financial officer, a secretary and one or more assistant secretaries. The officers shall serve at the pleasure of the Manager, subject to all rights, if any, of any officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.

(b)                 The Manager may designate signatories to execute documents for and on behalf of the Company.

5.6       Standard of Care; Liability; Indemnification.

(a)                   The Manager shall discharge its duties as such in good faith and shall act fairly in all dealings with other Persons in its capacity as a Manager, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner it reasonably believes to be in the best interests of the Company.

(b)                    The Manager and its members, managers, affiliates, owners, officers, employees, attorneys, and agents, and each officer or employee of the Company (each, an “Indemnitee”) shall, to the fullest extent permitted or required by the Act, be exculpated from, and indemnified by, the Company against any liability, loss, damage, penalty, action, claim, judgment, settlement, cost, or expense of any kind or nature whatsoever (including all reasonable attorneys’ fees, costs, and expenses of defense, appeal, and settlement of any proceedings instituted against such Indemnitee or the Company and all costs of investigation in connection therewith) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Company or such Indemnitee acting on behalf of the Company; provided, an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute gross fraud, willful misconduct, or gross negligence. The Company shall advance expenses incurred by such Indemnitee upon the receipt by the Company of the signed statement of such Indemnitee agreeing to reimburse the Company for such advance in the event it is ultimately determined that such Indemnitee is not entitled to be indemnified by the Company for such expenses. No Indemnitee shall be liable for the acts, receipts, neglects, defaults, or omissions of any other Indemnitee or agent of the Company.

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(c)               Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement or by applicable law.

(d)               Beneficiaries. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.6 shall continue as to a Person who has ceased to be the Manager (and the members, managers, affiliates, owners, officers, employees, attorneys, and agents of such Person), an officer, or an employee, and shall inure to the benefit of the personal representatives, executors, or administrators of such a Person.

(e)               Limit on Liability of Members. The indemnification set forth in this Section 5.6 shall in no event cause the Members to incur any personal liability beyond their positive Capital Accounts, nor shall it result in any liability of the Members to any third party.

SECTION VI

ROLE OF MEMBERS: WITHDRAWAL, PARTITION AND OTHER ISSUES

6.1       Withdrawal/Resignation. Except as otherwise provided in Sections II, IV and XI hereof, no Member shall demand or receive a return on or of its Invested Capital (if any) or withdraw from the Company without the consent of the Manager. Under circumstances requiring a return of any Invested Capital, no Member has the right to receive Property other than cash except as may be specifically provided herein.

6.2       Member Compensation. No Member shall receive any interest, salary, or drawing with respect to its Invested Capital or any Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement or any employment agreement entered into by Company with such Member.

6.3       Member Liability. No Member shall be liable under a judgment, decree, or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions. No Member shall be required to restore a deficit balance in its Aggregate Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments, or payments to the Company, notwithstanding anything to the contrary contained herein.

6.4       Partition. While the Company remains in existence or is continued, each Member agrees and waives its rights to have any Property partitioned, or to file a complaint or to institute any suit, action, or proceeding at law or in equity to have any such Property partitioned, and each Member, on behalf of itself, its successors, and assigns hereby waives any such right.

6.5       Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five (5) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Manager reasonably deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

SECTION VII

ACCOUNTING, BOOKS AND RECORDS

7.1       Books and Records.

(a)                    The Company shall keep at its principal place of business each of the records required to be maintained by the Act, as well as any others agreed upon by the Manager or otherwise required for the Company to fulfill its financial and accounting obligations to the Members.

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(b)                    On written request stating the purpose, a Member may examine and copy in person, at any reasonable time, for any proper purpose reasonably related to such Member’s Interest, and at the Member’s expense, records required to be maintained under the Act and such other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the Member to examine and copy.

7.2       Tax Matters.

(a)                    Tax Elections. The Company may designate a partnership representative for any taxable year pursuant to Code Section 6223 (the “Partnership Representative”). The Partnership Representative shall, without any further consent of the Members being required (except as specifically required herein), have the authority to decide whether to make any and all elections for federal, state, local, and foreign tax purposes, and to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local, or foreign tax returns. To the extent provided in Code Sections 6221 through 6223 (as in effect before amendment of the Bipartisan Budget Act of 2015) and similar provisions of federal, state, local, or foreign law, the Partnership Representative shall represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Arash Afzalipour is specifically authorized to act as the Partnership Representative under the Code and in any similar capacity under applicable state or local law.

(b)                    Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company.

7.3       Financial Statements and Other Reports. The Manager shall make available to each Member, upon request, and as soon as reasonably practicable: (a) after the end of each calendar quarter, a written update on the business and affairs and the financial status of the Company; and (b) after the end of each Fiscal Year of the Company, audited financial statements of the Company for such Fiscal Year prepared by the Company.

7.4       Tax Status. It is intended that the Company shall be treated as a partnership (or as a disregarded entity if there is only one Member) for federal and state income tax purposes. Notwithstanding the foregoing, no provision of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

7.5       Fiscal Year. The fiscal year of the Company shall be the calendar year.

SECTION VIII
TRANSFERS

8.1       Restrictions on Transfers. No Interest may be Transferred in whole or in part by any Member to any Person, except with the written consent of the Manager, which may be granted or withheld by the Manager in its sole discretion (an “Approved Transfer”). In no event shall any Interest be assigned or Transferred to any Person if (a) such assignment or transfer could cause the Company to become a “publicly traded partnership,” or to have more than ninety (90) partners, within the meaning of Code Section 7704 and the Regulations promulgated thereunder, or (b) unless otherwise agreed to by the Manager, such assignment or transfer could cause a termination of the Company within the meaning of Code Section 708(b)(1)(B).

THE INTERESTS HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY A MEMBER WITHOUT THE PRIOR WRITTEN CONSENT OF THE MANAGER, COMPLIANCE WITH THE TERMS OF THIS AGREEMENT, AND COMPLIANCE WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, THE RULES AND REGULATIONS PROMULGATED UNDER EACH OF SUCH ACTS AND ANY APPLICABLE STATE “BLUE SKY” OR SECURITIES LAWS.

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8.2       Prohibited Transfers. Except as specifically provided in Section 8.1, any purported Transfer of Interests shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not an Approved Transfer, the Interests Transferred shall be strictly limited to the Transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the Transferor or Transferee of such Interests may have to the Company.

In the case of a Transfer or attempted Transfer of Interests that is not an Approved Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members and the Company may incur (including, without limitation, incremental tax liabilities, attorney fees and expenses and the costs of reversing an unapproved transfer) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

8.3       Rights of Unadmitted Assignees. A Person who acquires Interests but who is not admitted as a substituted Member pursuant to Section 8.4 shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

8.4       Admission of Substituted Members. Subject to the other provisions of this Section VIII, a Transferee of Interests may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 8.4:

(a)                  The Interests with respect to which the Transferee is being admitted were acquired by means of an Approved Transfer;

(b)                 The Transferee of Interests (other than, with respect to clauses (i) and (ii) below, a Transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Manager (and, in the case of clause (ii) below, the Transferor Member), (i) accept and adopt the terms and provisions of this Agreement and (ii) assume the obligations of the Transferor Member under this Agreement with respect to the Transferred Interests. The Transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the Transferor Member prior to Transfer arising out of a breach of this Agreement by Transferor Member, (y) in the case of a Transfer to any Person other than a Member or any of its controlled Affiliates, those obligations or liabilities of the Transferor Member based on events occurring, arising, or maturing prior to the date of Transfer, and (z) in the case of a Transfer to any of its controlled Affiliates, any Capital Contribution or other financing obligation of the Transferor Member under this Agreement;

(c)                  The Transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the Transferee as a Member with respect to the Transferred Interests; and

(d)                 Except in the case of a Transfer involuntarily by operation of law, if required by the Manager, the Transferee shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the Transferee and Transferor shall each execute and deliver such other instruments as the Manager reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

8.5       Distributions and Allocations in Respect of Transferred Interests. If any Interests are Transferred during any Allocation Year in compliance with the provisions of this Section VIII, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interests for such Allocation Year shall be divided and allocated between the Transferor and the Transferee by taking into account their varying holdings of Interests during the calendar year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager. All distributions on or before the date of such Transfer shall be made to the Transferor, and all distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Interests were Transferred and such other information as the Manager may reasonably require within thirty (30) Business Days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interests on the last day of such Allocation Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 8.5, whether or not the Company has knowledge of any Transfer of ownership of any Interests.

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SECTION IX

DISSOLUTION AND WINDING UP

9.1       Dissolution Events.

(a)                  Except as otherwise provided in the Act, the Company shall dissolve and shall commence winding up and liquidation upon (i) the written election of the Manager to dissolve, wind up, and liquidate the Company; or (ii) the removal of the Manager for Cause pursuant to Section 5.7 hereof (each, a “Dissolution Event”).

(b)                 The Bankruptcy, dissolution, retirement, death, or resignation of the Manager shall not cause the dissolution of the Company.

9.2       Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to, or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Company’s assets have been distributed pursuant to this Section 9.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall, to the extent practical, be completed within twelve (12) months of the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company’s Debts, other liabilities and assets and shall cause any assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)                  First, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under Section 18-601 or 18-604 of the Act;

(b)                  Second, except as provided in this Agreement, and subject to Section 4.1 herein, to Members and former Members of the Company in satisfaction of liabilities for distribution under Section 18-601 or 18-604 of the Act; and

(c)                  The balance, if any, to the Members in accordance with their respective positive (credit) balances in their Capital Accounts after all adjustments, and further subject to Section 4.1 herein.

9.3       Deficit Aggregate Capital Accounts. If any Member has a deficit balance in its Aggregate Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section XI may be:

(a)                  Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 9.2; or

(b)                 Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

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9.4       Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Invested Capital (if any) and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the Debts or liabilities of the Company are insufficient to return such Invested Capital (if any), the Members shall have no recourse against the Company or any other Member.

9.5       Notice of Dissolution/Termination.

(a)                  In the event a Dissolution Event occurs, the Manager shall, within thirty (30) Business Days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the sole discretion of the Manager).

(b)                 Upon completion of the distribution of the Company’s Property as provided in this Section XI, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

9.6       Allocations During Period of Liquidation. Except as otherwise provided in Section 9.2, during the period commencing on the first day of the year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2 (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section IV.

9.7       The Liquidator. The “Liquidator” shall mean a Person appointed by the Manager (including, without limitation, the Collateral Agent in its capacity as Manager following the removal of the Manager for Cause, or the Person appointed thereby) to oversee the liquidation of the Company.

(a)                 Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section IX and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(b)                 Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent, or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the gross fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

9.8       Form of Liquidating Distributions. Notwithstanding anything to the contrary contained in this Agreement, for purposes of making distributions required by Section 9.2, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom; provided, however, that no such distribution in-kind shall be made to a Member who holds his Interests in a qualified retirement account, including without limitation an individual retirement account without the prior written consent of the custodian or trustee then acting for such Member. In the case of an in-kind distribution of the Property, the Capital Accounts of the Members shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(e)(1) of the Regulations to reflect the manner in which the unrealized income, gain, loss and deduction inherent in the Property (that has not previously been reflected in the Capital Accounts) would be allocated among the Members if there were a taxable disposition of the Property for its fair market value (taking into account Code Section 7701(g)) on the date of the distribution.

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SECTION X

MISCELLANEOUS

10.1       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed given to the party to whom addressed: (i) when delivered to such party by hand, (ii) one Business Day after being sent to such party by overnight courier, (iii) three (3) Business Days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), or (iv) when delivered via email to the Person to whom such notice is addressed, in each case at the following address: (A) if to the Company, to the address determined pursuant to Section 1.5(g); and (b) if to the Members, to the address the Company has on file for such Member.

10.2       Amendments.

(a)                Except as provided in Section 10.2(c) hereof, the Manager may amend this Agreement without the consent of the Members (i) to reflect changes validly made in the membership of the Company, in Capital Contributions, Capital Accounts, and Invested Capital, and take such actions as may be necessary or appropriate to avoid the assets of the Company being treated for any purpose of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “Plan” as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Company’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; and (ii) otherwise as the Manager may determine, in the Manager’s sole discretion.

(b)               Notwithstanding Section 10.2(c) hereof, the Manager, without the necessity of obtaining the consent of any Member, shall amend this Agreement from time to time in each and every manner necessary to comply with the existing requirements of the Code, Regulations and rulings of the Internal Revenue Service (or any successor agency thereto) affecting the status of the Company as a “partnership” for federal income tax purposes; and no amendment of this Agreement shall be made that would adversely affect or jeopardize the status of the Company as a “partnership” for federal income tax purposes.

(c)               Except as provided in Section 10.2(b) hereof, and notwithstanding anything otherwise to the contrary contained in this Agreement, no Member shall be required without his prior written consent to make any Capital Contribution in excess of the amount set forth in this Agreement.

All amendments made in accordance with this Section 10.2 shall be evidenced by a writing, executed by the Manager in its capacity as such and as attorney-in-fact for the Members, and a copy of such amendments shall be kept at the principal place of business of the Company.

10.3       Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, Transferees, and assigns.

10.4       Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. References to Sections are references to Sections of this Agreement unless otherwise specified.

10.5       Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

10.6       Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

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10.7       Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 10.7 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

10.8       Incorporation by Reference. Every exhibit, appendix, schedule, and other addendum attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

10.9       Variation of Terms. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

10.10       Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

10.11       Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall be submitted to, and determined and settled by, arbitration in Dallas County, Texas, pursuant to the rules of the American Arbitration Association, and judgment upon any such arbitration award rendered may be entered in any court having jurisdiction thereof.

10.12       Confidentiality.

(a)                  Each Member agrees not to divulge, communicate, use to the detriment of the Company or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets of the Company or its Affiliates, or of any other Member or its Affiliates, including personnel information, secret processes, know-how, customer lists, formulas or other technical data, except as may be required by law (“Confidential Information”); provided, however, this prohibition shall not apply to any information which, through no improper action of such Member, is publicly available or generally known in the industry. Each Member acknowledges and agrees that any Confidential Information such Member has acquired was received in confidence and as a fiduciary of the Company.

(b)                 It is agreed between the Members that the Company would be irreparably damaged by reason of any violation of the provisions of this Section 10.12, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction, or a permanent injunction) against any Member, or such Member’s agents, assigns, or successors for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss or posting of any bond or other security. It is expressly understood among the parties of this Agreement that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Section 10.12, and the Company shall be entitled to seek any other relief or remedy that it may have by contract, statute, law, or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Member relating to any such breach.

(c)                  Notwithstanding anything in this Agreement to the contrary, to comply with Regulations Section 1.6011-4(b)(3), each Member (and any employee, representative, or other advisor of such Member) may disclose to any and all persons of any kind, the tax treatment and tax structure of the Company or any transactions contemplated by the Company, it being understood and agreed, for this purpose (i) the name of, or any other identifying information regarding (A) the Company or any existing or future Member (or any Affiliate thereof) of the Company, or (B) any investment or transaction entered into by the Company, and/or (ii) any performance information relating to the Company or its investments, the Manager or their Affiliates, does not constitute such tax treatment or tax structure information.

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10.13       Counsel to the Company. The Members each acknowledge that this Agreement has been prepared by Whiteford, Taylor & Preston, LLP (both and each, “Counsel”), as counsel to the Company, with the consent of each Member. Each Member acknowledges that he has been advised by Counsel to the Company that a conflict may exist among his individual interests with respect to this Agreement, that he or she should seek the advice of independent counsel, and that he or she has had the opportunity to seek the advice of independent counsel. Each Member further acknowledges that Counsel has provided no advice or representations to him regarding the tax consequences of this Agreement to him, and that he has been advised to seek the advice and consultation of his own personal tax advisers with respect to such tax consequences and that counsel is not counsel to any Member or to any Affiliate of a Member, except with respect to the Manager.

10.14       Member Acknowledgement.

(a)                 Each Member represents and agrees that it fully understands its right to discuss all aspects of this Agreement with its private attorney, and that to the extent, if any, that it desired, it availed itself of such right. Each Member further represents that it has carefully read and fully understands all of the provisions of this Agreement, that it is competent to execute this Agreement and that it has read this Agreement in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

(b)                 Each Member hereby represents and warrants that such Member has had the opportunity to seek and obtain the advice of independent tax counsel of its choice regarding all tax issues pertaining to its participation in the Company, including, without limitation, the federal and state income tax consequences of becoming a Member in the Company and, if applicable, the federal and state income tax consequences of the receipt of any Interests in the Company and the advisability of filing within thirty (30) days of such receipt an election pursuant to Code Section 83(b) (and corresponding provisions of state law) with respect to any of such Interests received from the Company.

10.15       Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, other than agreements specifically contemplated by this Agreement or which specifically refer to this Agreement.

10.16       Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the Manager, in its own name and on behalf of the Company, shall be authorized without the consent of any Person, including any Member, to take such action as it determines in its discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives, or special measures.

10.17       Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first above set forth.

COMPANY:	MCI INCOME FUND VII, LLC,
a Delaware limited liability company

	By:	MCI Holdings, LLC
	Its:	Sole Member

By:
		Name:	Arash Afzalipour
		Its:	Co-President

By:
		Name:	Armin Afzalipour
		Its:	Co-President

MANAGER:	MEGATEL CAPITAL INVESTMENT, LLC,
a Delaware limited liability company

By:
	Name:	Arash Afzalipour
	Its:	Co-President

By:
	Name:	Armin Afzalipour
	Its:	Co-President

INITIAL MEMBER:	MCI HOLDINGS, LLC,
a Delaware limited liability company

By:
	Name:	Arash Afzalipour
	Its:	Co-President

By:
	Name:	Armin Afzalipour
	Its:	Co-President

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APPENDIX I
DEFINED TERMS

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Aggregate Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)                  Credit to such Aggregate Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)                 Debit to such Aggregate Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, member, partner or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, members, or Persons exercising similar authority with respect to such Person or entities.

“Aggregate Capital Account” means, with respect to any Member, the sum of such Member’s Capital Accounts. In the event that all of the Capital Accounts of a Member are negative, then all such Capital Accounts shall be added to produce a total deficit Aggregate Capital Account for such Member. A positive balance in any of the Capital Account(s) of a Member shall be offset with a negative balance in its other Capital Account(s) to produce either a positive or a negative Aggregate Capital Account, as the case may be. In the event any Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account(s) of the Transferor to the extent such Capital Account(s) relate to the Transferred Interests.

“Agreement” means this Limited Liability Company Agreement, the Appendices attached hereto, as the same shall be amended from time to time. This Limited Liability Company Agreement shall constitute a limited liability company agreement within the meaning of 18-101(7) of the Act. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on the first December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss, deduction or other items pursuant to Section III.

“Approved Transfer” has the meaning provided in Section 8.1.

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“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.” A “Voluntary Bankruptcy.” means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (iii) corporate action taken by such Person to authorize any of the actions set forth above.

“Business Day” means any day other than Saturday, Sunday or other day of the year on which banks are not required or authorized to close in Dallas, Texas.

“Capital Account” means the capital account required to be maintained under Section 704(b) of the Code and its Regulations to meet the alternative test for economic effect under such Regulations. The Manager shall have the right and obligation to cause such Capital Accounts to be maintained and adjusted as required to reflect the economics of the Company and in compliance with such Regulations.

“Capital Contribution” means, with respect to any Member, the amount of cash contributed to the Company with respect to any Interests.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

“Certificate of Cancellation” means a certificate filed in accordance with 6 Del. C. §18-203.

“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Common Capital Account” means, with respect to any Member, the Capital Account maintained for such Member’s Common Interests.

“Common Interests” has the meaning set forth in Section 2.1.

“Common Member” has the meaning set forth in Section 2.1.

“Company” means the limited liability company formed pursuant to this Agreement and the Certificate and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

“Company Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Section 1.704-2(d) of the Regulations.

“Confidential Information” has the meaning provided in Section 10.12(a).

“Debt” means (i) any indebtedness for borrowed money, including loans, or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), and (v) above; provided that, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

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“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Dissolution Event” shall have the meaning set forth in Section 9.1.

“Distributable Cash” means cash that is available for distribution to the Members after Reserves and payment of expenses, as determined by the Manager in its discretion, pursuant to certain debt subordination requirements as provided in Section 1.4(u) herein, or as required to be distributed pursuant to Section 4.1.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“ERISA” has the meaning set forth in Section 10.2.

“Fiscal Year” has the meaning set forth in Section 7.5.

“Governmental Body” means any foreign, federal, state, local, or other governmental or regulatory agency, board, bureau, body, department or authority.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except that the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Manager, as of the following times: (A) the liquidation of the Company pursuant to a Dissolution Event, for purposes of Section 9.2(e); or (B) in the sole discretion of the Manager, as permitted pursuant to Regulations Section 1.704-1(b)(2)(iv)(6. If the Gross Asset Value of an asset has been determined or adjusted pursuant to the preceding sentence, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Indemnitee” has the meaning set forth in Section 5.6(b).

“Initial Member” has the meaning set forth in the preamble to this Agreement.

“Interests” has the meaning set forth in Section 2.1.

“Invested Capital” means the number of Interests owned by a Member multiplied by $5,000.

“Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within ninety (90) days.

“Liquidation Period” has the meaning set forth in Section 9.6.

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“Liquidator” has the meaning set forth in Section 9.7.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Megatel” includes Megatel Homes, L.L.C., a Texas limited liability company; Megatel Holdings, LLC, a Texas limited liability company; Megatel Homes III, LLC, a Texas limited liability company, including any wholly-owned subsidiaries of such entities, and affiliates that may now or hereafter be joined to the Master Credit Facility pursuant to a joinder agreement.

“Manager” shall have the meaning set forth in the preamble to this Agreement.

“Managing Broker-Dealer” shall mean Primus Financial Services, LLC, or any successor FINRA-registered broker-dealer acting in the same capacity.

“Member” shall mean any holder of a Common Interest who is admitted to the Company as a Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i) (2) of the Regulations.

“Membership Percentage” shall mean, with respect to each Member, the number of Interests in a share class held by such Member as of any determination date, divided by the total number of Interests held by all Members of the same class of Interests on such determination date, expressed as a percentage. The sum of the Membership Percentages of all Members in a particular class of Interests, as of any determination date, shall equal 100%. The initial Membership Percentage of the Common Interests of the Initial Member as of the Effective Date is as set forth on Appendix II hereto.

“Net Income” or “Net Loss” shall mean, respectively, for each Allocation Year of the Company, the taxable income and taxable loss (exclusive of Built-In Gain or Loss) of the Company as determined for federal income tax purposes in accordance with Section 703(a) of the Code—including all items of income, gain, loss, or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code (other than any specific item of income, gain (exclusive of Built-In Gain), loss (exclusive of Built-In Loss), deduction, or credit subject to special allocation under this Agreement—with the following modifications:

(i)                The amount determined above shall be increased by any income exempt from federal income tax;

(ii)               The amount determined above shall be reduced by any expenditures described in Section 705(a)(2)(B) of the Code or expenditures treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i);

(iii)             Depreciation, amortization, and other cost recovery deductions shall be computed based on book value instead of on the amount determined in computing taxable income or loss. Any item of deduction, amortization, or cost recovery specially allocated to a Member and not included in Net Income or Net Loss shall be determined for Capital Account purposes in a similar manner; and

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(iv)              For purposes of this Agreement, any book gain and book loss attributable to a revaluation of property attributable to unrealized gain or loss in such property shall be treated as Net Income and Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Partnership Representative” has the meaning set forth in Section 7.2(a).

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Prime Rate” shall mean the reference rate announced from time-to-time by the Wall Street Journal, and changes in the Prime Rate shall be deemed to occur at the end of each calendar month.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)               Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)             In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)              Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value (as defined herein) of the Property disposed of, notwithstanding that the adjusted tax basis of such Property may differ from its Gross Asset Value;

(v)               In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation; and

(vi)              Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.2 or 3.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 3.2 or Section 3.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

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“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Regulations” means the Income Tax Regulations, (whether final, temporary, or proposed) validly promulgated under the Code, as such Regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.3.

“Reserves” means the sum of funds or amounts set aside or otherwise allocated for working capital, to pay taxes and future, anticipated, potential or contingent obligations, and all of the other costs and expenses incident to the Company’s operations or ownership of the Company assets, as determined by the Manager.

“Selling Group” means the broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. and non-affiliated registered investment advisors that engage in the offer and sale of the Interests;

“Tax Basis Capital Account” shall mean, with respect to each Member as of any determination date, such Member’s Capital Account balance as of the most recent December 31 preceding such determination date, and adjusted for (a) Profits, Losses, and other items of income, gain, loss or deduction that are attributable to the Company’s ownership and operation of its Properties through the date of determination and (b) distributions, including Tax Distributions and distributions pursuant to Section 9.2(c), made to such Member through such date of determination, but excluding (i) any Profits, Losses, distributions and other items of income, gain, loss or deduction that are attributable to the sale of all remaining Company assets; and (ii) any “book up” adjustments to Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(f). The Tax Basis Capital Account of any Member as of any given date shall be determined in the reasonable discretion of the Manager.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferred,” whether used as a verb or adjective, “Transferor” and “Transferee” shall each have comparable meanings.

“Voluntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy.”

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APPENDIX II

INITIAL MEMBER AND CAPITAL CONTRIBUTION

Members:	Capital Contribution	Common Interests	Percentage of Class
MCI Holdings, LLC	$100	100	100.0%

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